Consent of Independent Auditors




The Board of Directors and Stockholders
Computer Associates International, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071,
33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and
2-79751) on Form S-8 of Computer Associates International, Inc. of our report dated May 10, 2000, relating to the consolidated balance sheet of Computer Associates International, Inc. and subsidiaries as of March 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended March 31, 2000, and the related financial statement schedule, which report appears in the March 31, 2000, annual report on Form 10-K of Computer Associates International, Inc.

                                                  /S/KPMG LLP

New York, New York
June 8, 2000